EXHIBIT 23




CONSENT OF INDEPENDENT AUDITORS


     We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-21857) pertaining to the Equity Incentive Plan, the Registration Statement (Form S-8 No. 333-22673) pertaining to the 1995 Director Stock Option Plan, and the Registration Statement (Form S-3 No. 333-29425) pertaining to the Dividend Reinvestment and Direct Stock Purchase Plan of American Medical Security Group, Inc. (f/k/a United Wisconsin Services, Inc. ) of our report dated February 5, 1999, with respect to the consolidated financial statements and schedules of American Medical Security Group, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1998.



                                                  /s/ Ernst & Young LLP
                                                  ------------------------------
                                                  ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 23, 1999